Exhibit 15
To the Board of Directors and Shareholders
Sysco Corporation
     We are aware of the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of Sysco Corporation for the registration of debt securities of our reports dated November 3, 2008 and February 2, 2009 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q for the quarters ended September 27, 2008 and December 27, 2008.
/s/ ERNST & YOUNG LLP

Houston, Texas
February 17, 2009